Exhibit 10.2
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 30th day of September 2008, by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation (“SBI”), and KIRK W. WALTERS, an individual (the “Executive”).
WHEREAS, the Executive and SBI entered into an employment agreement dated as of March 3, 2008, as the same may have been amended from time to time (the “Employment Agreement”); and
WHEREAS, SBI and the Executive have agreed to amend certain provisions of the Employment Agreement in accordance with Section 12 of the Employment Agreement and the terms of this Amendment.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, SBI and the Executive agree to the following amendments to the Employment Agreement:
1.	The effective date of this Amendment shall be the date first written above.

2.	The second recital is hereby amended in its entirety as follows:

“WHEREAS, SBI and the Executive desire to enter into an agreement regarding, among other things, the employment of the Executive by SBI, as Interim Chief Executive Officer (“Interim CEO”), Interim President, and Chief Financial Officer (“CFO”) of SBI reporting to the Board of Directors of SBI (the “SBI Board”).”

3.	Section 2 (Duties of Employee) is hereby amended in its entirety as follows:

“2. Duties of Employee. The Executive shall perform and discharge such duties as may be reasonably assigned by the SBI Board to the Executive from time to time as the Interim CEO, Interim President, and CFO of SBI. The Company shall also cause the Executive to be appointed to the office of Interim Chief Executive Officer of Sovereign Bank, a Federal Savings Bank and wholly-owned subsidiary of SBI, unless otherwise precluded by a governing bank or regulatory authority. The Executive’s duties shall be consistent with his title and shall not be unreasonably or materially changed, considering his role in the Company. The Executive shall devote his full business time to the business of SBI and shall not, during the Employment Period (as defined in Section 3), be employed or involved in any other business activity. However, this Section 2 shall not preclude the Executive from devoting reasonable periods required for participating in professional, educational, philanthropic, or community activities or managing his personal investments or other personal business. The Executive shall be permitted to serve on the boards of directors of other corporations and organization, subject to prior written approval of the Board. The Executive shall have the title of Interim CEO, Interim President, and CFO of SBI, reporting directly to the SBI Board.”

[Signatures Page to Employment Agreement]

4.	The introductory clause to the first sentence of Section 3 (Term of Employment) is hereby amended in its entirety as follows:

“3. Term of Employment. The Executive’s employment under this Agreement shall be for a period (the “Employment Period”) commencing on the date of this Agreement and ending at 11:59 pm eastern standard time on January 3, 2009: unless Mr. Paul A. Perrault commences employment with the Company on an earlier date, or unless sooner terminated in accordance with one of the following provisions:”

5.	Section 4(a) (Salary) is hereby amended in its entirety as follows:

“(a) Salary. SBI shall pay the Executive a salary, during the Employment Period, at an rate of seven hundred thousand dollars ($700,000) per annum, payable bi-weekly (or in such manner as other senior bank executive officers are paid). The Executive’s salary for the purposes of short term incentive plans applicable with respect to 2008 and payable in 2009 shall be $550,000, which represents the salary paid to the Executive during the 2008 calendar year taking into account the increased salary under this Section 4(a).”

6.	Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement.

7.
Except as expressly amended by this Amendment, all other terms and provisions of the Employment Agreement (as supplemented by the offer of employment letter dated February 20, 2008 regarding, among other matters, recommended level of participation in the normal long-term incentive program with respect to service in 2008), including any prior amendments thereto, shall remain unaltered and shall continue in full force and effect.

8.
This Amendment may be executed in counterparts, each of which shall be deemed an original and both of which shall constitute one and the same document, with the same effect as if all parties had signed on the same page.

[Signatures on following page]
[Signatures Page to Employment Agreement]

IN WITNESS WHEREOF, SBI and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

SOVEREIGN BANCORP, INC.
By:
Name:
Title:

EXECUTIVE

Kirk W. Walters

[Signatures Page to Employment Agreement]